Gladstone Investment Corporation Reports Financial Results for its
Second Quarter Ended September 30, 2026
MCLEAN, VA, November 9, 2026: Gladstone Investment Corporation (Nasdaq: GAIN) (the "Company") today announced earnings for its second fiscal quarter ended September 30, 2026. Please read the Company's Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the "SEC"), which is available on the SEC's website at www.sec.gov or the investors section of the Company's website at www.gladstoneinvestment.com.
Summary Information: (dollars in thousands, except per share data (unaudited)):

	September 30, 2026	June 30, 2026	Change	% Change
For the quarter ended:
Total investment income	$24,163	$28,355	$(4,192)	(14.8)%
Total expenses, net(A)	19,314	12,428	6,886	55.4%
Net investment income(A)	4,849	15,927	(11,078)	(69.6)%
Net realized loss	—	(9,000)	9,000	NM
Net unrealized appreciation (depreciation)	12,214	(18,782)	30,996	NM
Net increase (decrease) in net assets resulting from operations(A)	$17,063	$(11,855)	$28,918	NM
Net investment income per weighted-average common share(A)	$0.12	$0.40	$(0.28)	(70.0)%
Adjusted net investment income per weighted-average common share(B)	$0.18	$0.26	$(0.08)	(30.8)%
Net increase (decrease) in net assets resulting from operations per weighted-average common share(A)	$0.43	$(0.30)	$0.73	NM
Cash distribution per common share from net investment income(C)	$0.24	$0.24	$—	—%
Cash distribution per common share from net realized gains(C)	$—	$—	$—	—%
Weighted-average yield on interest-bearing investments	13.0%	12.9%	0.1%	0.8%
Total dollars invested	$156,493	$600	$155,893	NM
Total dollars repaid and collected from sales and recapitalization of investments	$19,862	$—	$19,862	NM
Weighted-average shares of common stock outstanding - basic and diluted	39,821,967	39,821,967	—	—%
Total shares of common stock outstanding	39,821,967	39,821,967	—	—%

As of:
Total investments, at fair value	$1,430,865	$1,282,020	$148,845	11.6%
Fair value, as a percent of cost	121.1%	122.7%	(1.6)%	(1.3)%
Number of portfolio companies	31	29	2	6.9%
Net assets	$654,319	$646,813	$7,506	1.2%
Net asset value per common share	$16.43	$16.24	$0.19	1.2%

Total distributable earnings	$167,568	$160,359	$7,209	4.5%
Total distributable earnings per common share	$4.21	$4.03	$0.18	4.5%

Estimated spillover	$19,924	$22,472	$(2,548)	(11.3)%
Estimated spillover per common share	$0.50	$0.56	$(0.06)	(10.7)%
NM = Not Meaningful

(A)Inclusive of $2.4 million, or $0.06 per weighted-average common share, of capital gains-based incentive fees accrued during the three months ended September 30, 2026 and a reversal of $5.6 million, or $0.14 per weighted-average common share, of capital gains-based incentive fees during the three months ended June 30, 2026, respectively. These fees were accrued in accordance with United States generally accepted accounting principles (“U.S. GAAP”), where such amounts were not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.
(B)See Non-GAAP Financial Measure - Adjusted Net Investment Income, below, for a description of this non-GAAP measure and a reconciliation from Net investment income to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes it is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.
(C)Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.
Highlights for the Quarter: During the quarter ended September 30, 2026, the following significant events occurred:
•Portfolio Activity:

◦In July 2026, we invested $56.4 million in a new portfolio company, DHE Computer Systems Acquisition, Inc. ("DHE"), in the form of $40.3 million of secured first lien debt and $16.1 million of preferred equity. DHE, headquartered in Centennial, Colorado, is a full-service technology solutions provider serving the education, state and local government, and commercial markets.

◦In July 2026, we invested an additional $5.1 million, in the form of $1.5 million of secured first lien debt and $3.6 million of preferred equity, in Global GRAB Technologies, Inc. ("Global GRAB") to fund an add-on acquisition.

◦In September 2026, we invested an additional $15.8 million, in the form of $12.5 million of secured first lien debt and $3.3 million of preferred equity, in Global GRAB to fund an add-on acquisition.

◦In September 2026, we invested an additional $18.6 million, in the form of $14.4 million of secured first lien debt and $4.2 million of preferred equity, in Detroit Defense, Inc. to fund an add-on acquisition.

◦In September 2026, we invested $58.6 million in a new portfolio company, Extrude Hone LLC ("Extrude Hone"), in the form of $43.2 million of secured first lien debt and $15.4 million of preferred equity. Extrude Hone, headquartered in Irwin, Pennsylvania, is a provider of precision surface-finishing solutions used in mission-critical applications.
•Distributions and Dividends:
◦Paid an $0.08 per common share distribution to common stockholders in each of July, August and September 2026, totaling $0.24 for the quarter.
Second Quarter Results: Net investment income for the quarter ended September 30, 2026 was $4.8 million, or $0.12 per weighted-average common share, compared to net investment income of $15.9 million, or $0.40 per weighted-average common share, for the quarter ended June 30, 2026. This decrease was a result of an increase in total expenses, net of credits, primarily due to an increase in accruals for capital gains-based incentive fees, and a decrease in total investment income in the current quarter.
Total investment income for the quarters ended September 30, 2026 and June 30, 2026 was $24.2 million and $28.4 million, respectively. The decrease quarter over quarter was primarily due to a $5.6 million decrease in success fee income, the timing of which can be variable. This was partially offset by a $1.4 million increase in interest income.
Total expenses, net of credits, for the quarters ended September 30, 2026 and June 30, 2026 was $19.3 million and $12.4 million, respectively. The increase quarter over quarter was primarily due to an $8.0 million increase in accruals for capital gains-based incentive fees in the current quarter, as a result of the net impact of realized and unrealized gains and losses and an increase of $1.0 million in interest expense, due to increased borrowings on the Credit Facility. The increase was partially offset by a $0.5 million decrease in other expenses.

Net asset value per common share as of September 30, 2026 was $16.43, compared to $16.24 as of June 30, 2026. The increase quarter over quarter was primarily due to net unrealized appreciation of investments of $12.2 million, or $0.31 per common share, and $4.8 million, or $0.12 per common share, of net investment income. These increases were partially offset by $9.6 million, or $0.24 per common share, of distributions paid to common shareholders.

The following table provides relevant information related to our notes payable and Credit Facility as of September 30, 2026:

	Interest Rate	Aggregate Principal Amount
Notes Payable
4.875% 2028 Notes	4.875%	$134,550
7.875% 2030 Notes	7.875%	126,500
6.875% 2028 Notes	6.875%	60,000
7.125% 2031 Notes	7.125%	100,000
Total Notes Payable		$421,050

Credit Facility (A)
Commitment amount	SOFR + 2.85%	$405,000
Borrowings outstanding at cost		$299,800
Availability(B)		$105,200

Percentage of borrowings at:(C)
Fixed rate		58.4%
Floating rate		41.6%
(A)The Credit Facility bears interest at 30-day Term Secured Overnight Financing Rate ("SOFR").
(B)Availability is subject to various constraints, characteristics and applicable advance rates based on collateral quality under our Credit Facility, which equated to an adjusted availability of $80.4 million as of September 30, 2026.
(C)The percentage uses the Credit Facility borrowings outstanding at cost as of September 30, 2026. The fixed rate borrowings consist of the outstanding notes payable. The floating rate borrowings consist of the Credit Facility borrowings outstanding at cost.

The following table presents certain selected information regarding the debt investments of our portfolio companies as of September 30, 2026:

September 30, 2026(A)(B)
Weighted average interest rate of debt investments	13.1%
Weighted average interest rate floor of debt investments	12.3%
Current percentage of debt investments at interest rate floor	59.6%

Weighted average interest rate of debt investments assuming:
50 basis points increase in SOFR	13.4%
25 basis points increase in SOFR	13.3%
25 basis points decrease in SOFR	13.0%
50 basis points decrease in SOFR	12.9%
(A)Debt investments presented exclude line of credit commitments and all debt investments on non-accrual status as of September 30, 2026. The weighted average interest rate is based on the cost balance of the debt investments.
(B)As of September 30, 2026, 100.0% of our debt investments are variable rates with a floor and are indexed to 30-day SOFR. The interest rate is the greater of the floor or the total of SOFR plus a spread. As of September 30, 2026, we did not have any loans with a paid-in-kind interest component.

Subsequent Events: After September 30, 2026, the following significant events occurred:
•Significant Investment Activity:

◦In October 2026, SFEG Holdings, Inc. (“SFEG”) sold its subsidiary, Specialized Fabrication Equipment Group LLC. In connection with the transaction, we received $0.5 million of success fee income and $54.6 million from the repayment at par of our debt investment. Subject to final dissolution and escrow settlements, proceeds for our remaining equity investment in SFEG, including the return of our capital and related capital gains, are expected to be distributed to us during the third or fourth quarter of the current fiscal year.

◦In October 2026, we invested an additional $3.7 million, in the form of secured first lien debt, in Smart Chemical Solutions, LLC to fund an add-on acquisition.

◦In November 2026, we invested $56.1 million in a new portfolio company, McFarlane Toys, Inc. ("McFarlane Toys"), in the form of $41.8 million of secured first lien debt and $14.3 million of preferred equity. McFarlane Toys, headquartered in Tempe, Arizona, has been a leading designer, producer, and distributor of collectible licensed action figures and statues since 1994. The Company partners with leading entertainment studios, video game publishers, sports organizations, and other intellectual property owners to develop highly detailed products across entertainment, gaming, comics, anime and sports.
•Distributions and Dividends:
◦In October 2026, our Board of Directors declared the following monthly distributions to common stockholders:

Record Date	Payment Date	Distribution per Common Share
October 23, 2026	October 30, 2026	$0.08
November 19, 2026	November 30, 2026	0.08
December 21, 2026	December 31, 2026	0.08
	Total for the Quarter:	$0.24
•Director Changes:

◦On October 22, 2026, Walter H. Wilkinson Jr. resigned from our Board of Directors, effective immediately. The Board of Directors elected George “Chip” Stelljes, III to succeed Mr. Wilkinson as Lead Independent Director, effective October 26, 2026. Following Mr. Wilkinson’s resignation, the Board of Directors fixed the number of directors at seven, effective October 26, 2026.
Non-GAAP Financial Measure - Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a weighted-average per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with GAAP. Adjusted net investment income represents net investment income, excluding capital gains-based incentive fees. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company's investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation on investments for such year. However, under GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 - Related Party Transactions in our Quarterly Report on Form 10-Q for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fees, as net investment income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.

The following table provides a reconciliation of net investment income (the most comparable GAAP measure) to Adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the quarter ended
	September 30, 2026		June 30, 2026
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment income	$4,849	$0.12	$15,927	$0.40
Capital gains-based incentive fee	2,443	0.06	(5,566)	(0.14)
Adjusted net investment income	$7,292	$0.18	$10,361	$0.26
Weighted-average shares of common stock outstanding - basic and diluted		39,821,967		39,821,967

Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.
Conference Call: The Company will hold its earnings release conference call on Tuesday, November 10, 2026, at 8:30 a.m. Eastern Time. Please call (866) 373-3416 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through November 17, 2026. To hear the replay, please dial (877) 660-6853 and use the playback conference number 13762360. The replay will be available after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company's website.
About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.
To obtain a paper copy of our Quarterly Report on Form 10-Q, filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended September 30, 2026, including the notes to the consolidated financial statements contained therein.
Investor Relations Inquiries: Please visit ir.gladstoneinvestment.com or call (703) 287-5893.
SOURCE: Gladstone Investment Corporation
Forward-looking Statements:
The statements in this press release regarding potential future distributions, earnings and operations of the Company are “forward-looking statements.” These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on the Company’s current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.